                                             Exhibit A

NEES Energy, Inc.
Balance Sheet (Thousands of Dollars)
As of June 30, 1997
(Unaudited, Subject to Adjustment)


ASSETS
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  Equity investment in AllEnergy
     Marketing Co., L.L.C.                                 $4,279

  Current assets:
     Cash                                                      28
     Prepaid taxes                                            726
                                                           ------
  Total current assets                                        754
                                                           ------

  Total assets                                             $5,033
                                                           ======


LIABILITIES AND PARENT COMPANY'S INVESTMENT
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Current liabilities:
  Accounts payable                                        $    18
  Accounts payable to associated companies                      4

Parent Company's Investment:
  Common stock, par value $1 per share                          1
  Subordinated notes payable to parent                      8,530
  Accumulated deficit                                      (3,520)
                                                           ------
                                                            5,011
                                                           ------

Total liabilities and parent company's investment          $5,033
                                                           ======